Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	CONTACT:	Maria E. Cantor
(617) 621-2208
ARIAD REPORTS FINANCIAL GUIDANCE FOR 2009 AND
FOURTH QUARTER AND YEAR-END
2008 FINANCIAL RESULTS
Cambridge, MA, February 12, 2009 — ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today reported financial results for the fourth quarter and the year ended December 31, 2008. The Company also reiterated financial guidance and corporate objectives for 2009.
“We believe that 2009 will be a transformational year for ARIAD in which we anticipate completing enrollment in our SUCCEED Phase 3 trial of oral deforolimus in patients with metastatic sarcomas and reporting clinical proof-of-concept data on AP24534 in blood cancers,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “We also plan to initiate preclinical studies to enable the start of clinical trials of our third product candidate — our new ALK inhibitor. We believe that we are on the cusp of creating an industry leader in oncology.”
Summary of Recent Progress
ARIAD made important progress at the end of 2008 and early this year with notable accomplishments, including:
•	Start of a Phase 2 clinical trial of oral deforolimus, ARIAD’s investigational mTOR inhibitor, in patients with advanced prostate cancer. The study is the third Phase 2 clinical trial of oral deforolimus conducted by ARIAD and its partner, Merck & Co., Inc., to begin in 2008 evaluating the drug candidate in multiple cancer indications. The National Cancer Institute of Canada (NCIC) also initiated a Phase 2 clinical trial of oral deforolimus in patients with advanced endometrial cancer last year.

•	Presentation of preclinical data on AP24534, ARIAD’s multi-targeted kinase inhibitor, at the American Society of Hematology (ASH) annual meeting demonstrating complete inhibition of all known mutant variants of the disease-

target protein, Bcr-Abl, including the T315I mutant that is resistant to all currently marketed therapies for chronic myeloid leukemia (CML).

•	Expansion of the ARIAD management team with executive appointments in regulatory affairs and quality, manufacturing operations and information technology to help build the leadership necessary for product commercialization.
Financial Guidance for 2009
During 2009, ARIAD will continue to invest in the development of its lead oncology product candidates, expansion of its pipeline of innovative, targeted cancer therapies, and establishment of the commercial infrastructure needed to market and sell its oncology product candidates once approved.
For the fiscal year 2009, the Company estimates cash used in operations of $24 million to $28 million, a decrease of approximately $20 million to $24 million from 2008. Based on the potential initiation of certain Phase 2 and Phase 3 clinical trials of deforolimus, the Company expects to receive approximately $50 million in milestone payments from Merck in 2009. These include a $12.5 million milestone payment that the Company already received from Merck earlier this year related to the initiation of the Phase 2 clinical study of oral deforolimus in patients with advanced prostate cancer that began in the fourth quarter of 2008, and a $10 million milestone payment related to the start of a Phase 2 clinical trial of oral deforolimus in patients with non-small cell lung cancer that is expected to begin this quarter.
Also for 2009, the Company estimates a net loss of $78 million to $82 million, an increase of approximately $7 million to $11 million compared to 2008 reflecting development of its product candidates and deferral of revenue from the upfront and milestone payments from Merck in accordance with generally accepted accounting principles. These projections do not include any potential additional funding from partnering or licensing beyond the Merck deforolimus oncology collaboration.
“We are operating in a challenging economic environment, and we will continue to maintain strong financial discipline and prudent expense control in managing the Company,” said Edward M. Fitzgerald, senior vice president and chief financial officer. “We are actively assessing sources of incremental funding for our programs and expect to bring one or more of these initiatives to fruition early this year. We are committed to further strengthening our balance sheet and ensuring that we are well positioned financially to support our key business objectives for 2009 and beyond.”
2008 Financial Highlights
ARIAD ended fiscal year 2008 with cash, cash equivalents and marketable securities of $39.1 million. Cash used in operations in 2008 was $48.5 million.

For the year ended December 31, 2008, the Company reported a net loss of $71.1 million, or $1.02 per share, as compared to $58.5 million, or $0.86 per share, for the year ended December 31, 2007. For the quarter ended December 31, 2008, the Company reported a net loss of $16.8 million, or $0.24 per share, compared to a net loss of $15.7 million, or $0.23 per share, for the same period in 2007. The increase in net loss for the year reflects primarily the costs of the expanding clinical development of deforolimus in conjunction with Merck.
2009 Key Corporate Objectives
As announced in January of this year, the Company is focused on four key corporate objectives for the year:
•	Continue to maximize the deforolimus opportunity through judicious execution of the global development plan in collaboration with Merck,

•	Advance the Company’s innovative oncology pipeline, including AP24534 and ARIAD’s latest novel oncology product candidate, an anaplastic lymphoma kinase (ALK) inhibitor,

•	Further establish its manufacturing, operations and commercial infrastructure to prepare its product candidates for market, and

•	Strengthen its balance sheet to maintain a solid financial position.
“Our joint deforolimus development program, including the SUCCEED trial, is moving ahead as planned. We now have more than 10 clinical trials of deforolimus ongoing and additional investigator-sponsored and cooperative-group trials planned to begin this year,” Dr. Berger added. “Our AP24534 development program in hematological malignancies is proceeding extremely well, and we expect that our investigators will be in a position to present the first clinical proof-of-concept data on this product candidate at a major medical meeting later this year.”
Upcoming Medical Meeting
ARIAD will present data on deforolimus, AP24534, and its ALK inhibitor at the upcoming American Association for Cancer Research scientific meeting in Denver, April 18-22. This will be the first time that data characterizing the Company’s ALK inhibitor, its third product candidate, will be presented.
Upcoming Investor Meetings
ARIAD will make a corporate presentation at the following upcoming investor conferences:
•	Barclays Capital Global Healthcare Conference, Miami, March 10 to 11, 2009.

•	Cowen & Co. Annual Healthcare Conference, Boston, March 16 to 19, 2009

Today’s Conference Call Reminder
ARIAD will hold a live webcast of its quarterly conference call today at 8:30 a.m. (EST). The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://www.ariad.com/investor. The call can be accessed by dialing 1-866-362-4832 (domestic) or 617-597-5364 (international) five minutes prior to the start time and providing the passcode 93565988. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for four weeks.
About ARIAD
ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need — aggressive cancers where current therapies are inadequate. ARIAD’s lead product candidate, deforolimus, is an investigational mTOR inhibitor in Phase 3 clinical development in patients with advanced sarcomas and is being developed in collaboration with Merck & Co., Inc. ARIAD’s second product candidate, AP24534, is an investigational multi-targeted kinase inhibitor in Phase 1 clinical development in patients with hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-kB cell-signaling activity, which may be useful in treating certain diseases. For additional information about the Company, please visit http://www.ariad.com.
This press release contains “forward-looking statements” including, but not limited to, statements relating to enrollment in the SUCCEED trial, reporting of clinical proof-of-concept data for AP24534, initiation of preclinical studies for our ALK inhibitor product candidate, financial guidance for 2009 (including estimates of cash used in operations, milestone payments from Merck and net loss), and our key corporate objectives for 2009. Forward-looking statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-kB patent portfolio, and other factors detailed in the Company’s public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company’s expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except share	Three Months Ended		Twelve Months Ended
and per share data	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Total license revenue	$2,601	$1,602	$7,082	$3,583

Operating expenses:
Research and development	14,774	9,760	50,841	39,565
General and administrative	4,661	8,405	28,092	24,712

Total operating expenses	19,435	18,165	78,933	64,277

Other income, net	52	846	799	2,172
Net loss	$(16,782)	$(15,717)	$(71,052)	$(58,522)

Net loss per common share (basic and diluted)	$(.24)	$(.23)	$(1.02)	$(.86)

Weighted average number of shares of common stock outstanding (basic and diluted)	71,045,173	69,240,091	69,790,784	68,215,803
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	December 31,	December 31,
In thousands	2008	2007
	(Unaudited)
Cash, cash equivalents and marketable securities	$39,068	$85,198
Total assets	$68,188	$101,105
Working capital	$14,173	$64,591
Deferred revenue, total	$97,264	$85,845
Total liabilities	$137,387	$109,005
Stockholders’ equity (deficit)	$(69,199)	$(7,900)
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